Exhibit 31.2

Certifications

I, Margaret A. Torres, certify that:

1.	I have reviewed this first amendment to annual report on Form 10-K of Heritage Oaks Bancorp;

2.
Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	(Omitted per Compliance Disclosure Interpretation 161.01)

4.	(Omitted per Compliance Disclosure Interpretation 161.01)

5.	(Omitted per Compliance Disclosure Interpretation 161.01)

Date: April 14, 2010	/s/ Margaret A. Torres
Margaret A. Torres
EVP / Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)